Vertex Energy, Inc.

Exhibit 2.1

ASSET PURCHASE AGREEMENT

among

Vertex Energy, Inc.,

Vertex Energy Operating, LLC,

Vertex Refining LA, LLC,

Vertex Refining OH, LLC,

Cedar Marine Terminals, L.P.,

H & H Oil, L.P.,

Vertex Recovery, L.P.,

and

Safety-Kleen Systems, Inc.

dated as of

June 29th, 2021

2

3

Section 10.11 Specific Performance	58
Section 10.12 Counterparts	58

Exhibit A – Form of Bill of Sale

Exhibit B – Form of Assignment and Assumption Agreement

Exhibit C – Accounting Principles

Exhibit D – Form of Escrow Agreement

Exhibit E – Form of Confirmation of Accredited Investor Status and Investor Representations Agreement

4

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of June 29, 2021 (the “Effective Date”), is entered into by and among Safety-Kleen Systems, Inc., a Wisconsin corporation (“Buyer”), Vertex Energy, Inc., a Nevada corporation (“Vertex Energy”), Vertex Energy Operating, LLC, a Texas limited liability company (“Parent”), Vertex Refining LA, LLC, a Louisiana limited liability company (“VRLA”), Vertex Refining OH, LLC, an Ohio limited liability company (“VROH”), Cedar Marine Terminals, L.P., a Texas limited partnership (“CMT”), H & H Oil, L.P., a Texas limited partnership (“H&H”), Vertex Recovery, L.P., a Texas limited partnership (“VRLP”), and, together with Vertex Energy, Parent, VRLA, VROH, CMT and H&H, each a “Seller Party” and, collectively, the “Seller Parties”). Buyer and the Seller Parties are referred to each as a “Party” and collectively as the “Parties”. Certain other capitalized terms used but not defined in the section where they first appear have the meanings ascribed to them elsewhere in this Agreement.

RECITALS

WHEREAS, the Seller Parties own all of the Purchased Assets; and

WHEREAS, the Seller Parties wish to sell and assign to Buyer, and Buyer wishes to purchase from the Seller Parties the Purchased Assets, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Article I
Definitions

The following terms have the meanings specified or referred to in this Article I:

“Accounting Principles” means the accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodologies, in each case as further described in Exhibit C to this Agreement

“Acquisition Proposal” has the meaning set forth in Section 6.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Share Value” has the meaning set forth in Section 6.16.

“Agreement” has the meaning set forth in the preamble.

“Annual Financial Statements” has the meaning set forth in Section 4.04.

“Assigned Contracts” has the meaning set forth in Section 2.01(d).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(vi).

“Assumed Liabilities” has the meaning set forth in Section 2.02.

“Basket” has the meaning set forth in Section 8.04(a).

“[****]] Remediation Amount” means all actual amounts incurred (to the extent not completed as of the Closing), [****], as estimated by Buyer and Seller as of the Closing.

“Bill of Sale” has the meaning set forth in Section 3.02(a)(v).

“Break-Fee” has the meaning set forth in Section 10.11.

“Bunker One” means Bunker One (USA), Inc., a Delaware corporation which is a wholly owned subsidiary of Bunker Holding, a Danish holding company.

“Bunker One Agreement” means that certain Joint Supply and Marketing Agreement dated January 10, 2020, and effective as of May 1, 2020, between Bunker One and Parent.

“Business” means the operations conducted at the Properties which primarily consist of (1) operating two used oil re-refineries and a barge terminal and, in connection therewith, acquiring used lubricating oils from commercial and retail establishments and re-refining such oils into processed oils and other products for the distribution, supply and sale to end-customers, (2) collecting and processing used motor oil, oil filters, and related automotive waste streams and (3) the provision of related products and support services.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Boston, Massachusetts are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 7.03(f).

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Cap” has the meaning set forth in Section 8.04(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Clean Team Agreement” means the Clean Team Nondisclosure Agreement, as of the date hereof, among Buyer, Vertex Energy, Parent and the Clean Team Participants (as defined in such agreement).

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Working Capital” means an amount equal to the sum of (i) (A) inventory included in the Purchased Assets, and (B) any prepaid expenses of which Buyer will receive the benefit, less (ii) (A) any Waste Disposal Liabilities included in the Assumed Liabilities, (B) any pre-Closing Liabilities incurred by Seller and paid for by Buyer (such as utilities and property taxes), and (C) [****] Remediation Amount, each as of the Closing, and in each case determined in accordance with the Accounting Principles. For purposes of this Agreement, if the amount of the real estate Taxes assessed against the Properties is not known as of the time of delivery of the Post-Closing Statement, or if the Properties are assessed together as part of a larger parcel, Taxes shall be apportioned on the basis of the Taxes assessed for the preceding year (with all land, in the case of the Properties assessed as part of a larger parcel, being valued equally), with a reapportionment as soon as the new Tax rate and valuation can be ascertained; and, if the Taxes which are to be apportioned shall thereafter be reduced by abatement, the amount of such abatement, less the reasonable cost of obtaining the same, shall be apportioned between Buyer and the Seller Parties, provided that no Party shall be obligated to institute or prosecute proceedings for an abatement unless otherwise agreed. Any of the foregoing payments not accounted for in the final determination of Closing Working Capital shall be paid within ten (10) Business Days following a written request.

“CMT” has the meaning set forth in the preamble.

“Confirmation of Accredited Investor Status and Investor Representations” means a Confirmation of Accredited Investor Status and Investor Representations agreement executed by

Buyer confirming Buyer’s status as an “accredited investor” within the meaning of Rule 501 of the Securities Act of 1933, as amended, and including other customary and standard confirmations regarding the Share Escrow Amount as Vertex Energy may reasonably request or require in order for Vertex Energy to confirm that an exemption from registration exists for the issuance of the Share Escrow Amount and/or the release of the Vertex Common Stock therefrom.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements or rights, whether written or oral.

“Deed” has the meaning set forth in Section 3.02(a)(i)(A).

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Seller Parties to Buyer concurrently with the execution and delivery of this Agreement.

“Dispute Notice” has the meaning set forth in Section 2.05(c).

“Dollars or $”  means the lawful currency of the United States.

“Effective Date” means the date of this Agreement, as set forth in the introductory paragraph hereto.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind on the use of a property or an asset, including any restriction on voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for (in each case by a Seller Party) the development, construction, ownership, lease, operation, use or maintenance of the Business or the Purchased Assets and that exist or are available: (a) as of the date of this Agreement; and (b) in future years for which allocations have been established and are in effect as of the date of this Agreement.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person (including relating to liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials (other than in compliance with applicable Environmental Law) on or from the Properties; or (b) any non-compliance by a Seller Party (with respect to the Business, the Purchased Assets or the Assumed Liabilities) with any Environmental Law or with any term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance of the Business or any Seller Party with respect to the Business with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law which is necessary or required to operate the Business at the Properties.

“Equipment Leases” has the meaning set forth in Section 2.01(b).

“Escrow Agent” means US Bank National Association.

“Escrow Agreement” means the Escrow Agreement among Buyer, Parent and the Escrow Agent, to be executed and delivered at the Closing in substantially in the form attached hereto as Exhibit D.

“Escrow Amount” means the Share Escrow Amount to be deposited with the Escrow Agent and held in escrow, to cover any potential Seller Party obligations under Section 2.05 and Section 8.02, in accordance with the Escrow Agreement.

“Escrow Period” shall mean the period commencing on the Closing Date and ending at 5:00 pm (ET) eighteen months thereafter (or, if such date is not a Business Day, the next succeeding Business Day) unless earlier terminated pursuant to the Escrow Agreement.

“Escrow Reference Price” means the ten-day volume weighted average of the regular session closing prices per share of the Vertex Common Stock on the NASDAQ Capital Market ending on and including the trading day immediately preceding the date of the actual release of any applicable shares of Vertex Common Stock under, and pursuant to the terms of, the Escrow Agreement following any notice of a Direct Claim or Third Party Claim provided by a Buyer Indemnitee to the Seller Parties hereunder and under the Escrow Agreement.

“Escrow Stock” means such number of shares of Vertex Stock as deposited with the Escrow Agent on the Closing Date and from time to time thereafter.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.05(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.01.

“Excluded Liabilities” has the meaning set forth in Section 2.03.

“Financial Statements” has the meaning set forth in Section 4.04.

“Fraud” means, with respect to a Party hereto, an actual and intentional fraud with respect to the making of the representations and warranties contained in this Agreement, provided, that such actual and intentional fraud shall only exist with respect to a Seller Party if a person included within the definition of “Knowledge of Seller” had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by the Seller Parties pursuant to this Agreement were actually breached when made.

“Funds Flow Memorandum” means a fund flow memorandum, executed by Parent and provided to Buyer not less than three (3) Business Days prior to the Closing, indicating the exact amount payable to, and full and complete wire instructions for, each Person to whom any portion of the Purchase Price is to be paid pursuant to Section 2.04.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“H&H” has the meaning set forth in the preamble.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Insurance Policies” has the meaning set forth in Section 4.11.

“Interim Balance Sheet” has the meaning set forth in Section 4.04.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.04.

“Interim Financial Statements” has the meaning set forth in Section 4.04.

“Joint Written Direction” shall mean a written direction executed by the representative of Parent and the Representative of Buyer and directing the Escrow Agent to disburse all or a portion of the Escrow Stock or to take or refrain from taking any other action pursuant to the Escrow Agreement.

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of a particular fact or other matter by each of the following persons, in each case after conducting a reasonably appropriate review (and subsequent factual investigation) of the representations and warranties set forth in this Agreement and the Disclosure Schedules, as applicable: Benjamin P. Cowart, Alvaro Ruiz, Chris Carlson, Dave Peel, John Strickland, Michael Steib, Paul Duff, Frank Lapin, Mike Stieneker, and Lance Butler (without, except in the event of Fraud, imputing personal liability on the account of such persons).

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Lease Assignment” has the meaning set forth in Section 3.02(a)(i)(B).

“Leased Properties” means all leased real properties described in Section 4.09(b).

“Leases” has the meaning set forth in Section 4.09(b).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include (x) punitive damages, except, with respect to the Seller Parties, in the case of Fraud or to the extent actually awarded to a Governmental Authority or other third party or (y) any amounts in respect to consequential, incidental or indirect damages, except to the extent that (A) any such Losses are paid to a third party or (B) the applicable Indemnified Party would be able to recover such Losses under applicable general principles of contract law under the circumstances (e.g., reasonably foreseeable damages).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or is reasonably likely to be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of any Seller Party to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic, political, legal or regulatory conditions; (ii) any changes in financial or securities markets in general or any acts of God or any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities; (iii) any action required or permitted by this Agreement, except pursuant to Section 4.03 and Section 6.07, or any actions taken or not taken at the request of Buyer or its Affiliates; or (iv) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) or (ii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably likely to be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

“Material Contracts” has the meaning set forth in Section 4.06(a).

“Material Customers” has the meaning set forth in Section 4.10(a).

“Material Suppliers” has the meaning set forth in Section 4.10(b).

“Order” means any judgment, order, decision, writ, injunction, decree, legal or arbitration award, ruling, SEC requirement or settlement or consent agreement, in each case, with a Governmental Authority of competent jurisdiction.

“Ordinary Course of Business” means, with respect to a subject Party’s activities at a specified time, only those activities (a) in the normal and routine course of the subject Party’s day-to-day business in all material respects consistent with the subject Party’s custom and practice at such time (including with respect to nature, scope, quantity and frequency); (b) that do not require authorization by the board of directors or shareholders of such Party (or by any Person or group of Persons exercising similar authority) and do not require any other separate or special authorization of any nature; and (c) are similar in nature, scope, quantity and frequency to activities customarily taken, without any separate or special authorization in the normal and routine course of the day-to-day operations of other Persons that are in the same line of business as such Party, provided that, for purposes of this Agreement, “Ordinary Course of Business” includes all reasonably necessary actions taken in contemplation of, or in preparation for the sale of, the Purchased Assets and the Closing.

“Outside Date” has the meaning set forth in Section 9.01(b)(ii).

“Owned Real Properties” means the owned real properties more particularly described in Section 4.09(a).

“Parent” has the meaning set forth in the preamble.

“Party” has the meaning set forth in the preamble.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.07

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Statement” has the meaning set forth in Section 2.05(c).

“Pre-Closing Tax Period” means any taxable period ending before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the day before the Closing Date.

“Properties” means, collectively, the Owned Real Properties and the Leased Properties.

“Purchase Price” has the meaning set forth in Section 2.04.

“Purchased Assets ” has the meaning set forth in Section 2.01.

“Remaining Share Value” has the meaning set forth in Section 6.16.

“Release” means any actual release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Period” has the meaning set forth in Section 6.06(a).

“SEC” means the United States Securities and Exchange Commission.

“Seller Parties” has the meaning set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 7.02(h).

“Seller’s Pre-Closing Certificate” has the meaning set forth in Section 2.05(b).

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Share Cap” has the meaning set forth in Section 6.16.

“Share Escrow Amount” means that number of shares of Vertex Common Stock equal to Seven Million and 00/100 Dollars ($7,000,000) divided by the Share Reference Price, rounded to the nearest whole share of Vertex Common Stock, to be deposited with the Escrow Agent and held in escrow, to cover any potential Seller Party obligations under Section 2.05 and Section 8.02, pursuant to the Escrow Agreement. The shares of Vertex Common Stock deposited into the escrow account with the Escrow Agent shall be registered in the name of Buyer and held in escrow pursuant to the terms of the Escrow Agreement.

“Share Reference Price” means the volume weighted average of the regular session closing prices per share of the Vertex Common Stock on the NASDAQ Capital Market for the ten

(10) consecutive trading days ending on and including the day immediately preceding the Closing Date.

“Target Working Capital” means $8,000,000.

“Tax Clearance Certificate” has the meaning set forth in Section 6.15.

“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be filed or actually filed with a Governmental Authority responsible for the administration of Taxes, including any schedule or attachment thereto, and including any amendments thereto.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Territory” has the meaning set forth in Section 6.06(a).

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Documents” means this Agreement, the Clean Team Agreement, the Escrow Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Deeds, the Lease Assignments, and the other agreements, instruments and documents required to be delivered hereunder at the Closing.

“Transferred Employee” has the meaning set forth in Section 6.18(a).

“Vehicle Lease Buy-Out Amount” means the amount, as of the Closing, required to purchase all vehicles leased, and satisfy all related obligations, under all Equipment Leases.

“Vertex Common Stock” means the common stock of Vertex Energy, par value $0.001 per share.

“Vertex Energy” has the meaning set forth in the preamble.

“Vertex Energy Proxy Statement” has the meaning set forth in Section 6.07(a).

“Vertex Energy Stockholder Approval” has the meaning set forth in Section 7.02(i).

“Vertex Energy Stockholders” means the holders of all classes of common and preferred stock of Vertex Energy.

“VRLA” has the meaning set forth in the preamble.

“VRLP” has the meaning set forth in the preamble.

“VROH” has the meaning set forth in the preamble.

“Waste Disposal Liabilities” means the costs incurred to dispose of waste material offsite (consisting primarily of wastewater).

Article II
Purchase and Sale

Section 2.01       Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing the Seller Parties shall sell, assign, transfer, convey and deliver to Buyer, free and clear of any Encumbrances other than Permitted Encumbrances, (i) the Owned Real Properties, by good and sufficient special warranty deed, (ii) the Seller Parties’ leasehold interests in the Leased Properties, by assignments complying with the terms of the Leases, with the principal Owned Real Properties and Leased Properties being as described in Section 4.09(a)(i) of the Disclosure Schedules and Section 4.09(b) of the Disclosure Schedules, and (iii) all of the Seller Parties’ right, title and interest in and to all of the non- real property assets, and rights of every kind and nature, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which are owned or leased by the Seller Parties and that relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following:

(a)          all personal property at the Properties claimed to be owned by the Seller Parties, all of which is listed in Section 2.01(a) of the Disclosure Schedules, and including by way of example and not limitation all equipment relating in any way to the oil re-refining and other operations conducted on the Properties, all heating equipment, hot water heaters, plumbing and bathroom fixtures, electric and other lighting fixtures, fences, gates, trees, shrubs, plants, and air conditioning equipment and all site plans, surveys, plans and specifications, and floor plans, in any Seller Party’s possession, which relate to the Properties, improvements and fixtures;

(b)          all personal property leased by the Seller Parties including, without limitation, all leased vehicles and other equipment subject to leases (the “Equipment Leases”), all of which is listed in Section 2.01(b) of the Disclosure Schedules;

(c)          all parts and inventory having a value in excess of Five Thousand and 00/100 Dollars ($5,000) used in connection with the Business, all of which are listed in Section 2.01(c) of the Disclosure Schedules;

(d)          all such Contracts listed in Section 2.01(d) of the Disclosure Schedules as Buyer shall have elected to assume pursuant to Section 3.02(b)(ix) (such Contrasts as so elected by Buyer the “Assigned Contracts”);

(e)          if, and to the extent, transferable, all Permits, including Environmental Permits, which are held by the Seller Parties and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those listed on Section 4.13(a) and Section 4.14(b) of the Disclosure Schedules;

(f)           all rights to any Actions of any nature available to or being pursued by the Seller Parties to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(g)          all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, deposits, charges, sums and fees, rights of set-off and rights of recoupment;

(h)          all of Seller Parties’ rights under warranties, indemnities and all similar rights against third parties to the extent arising in connection with the ownership and/or use of the Purchased Assets by the Seller Parties;

(i)            all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

(j)            originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and intellectual property files, save and except to the extent the Seller Parties are required by Law to maintain the originals, or are otherwise estopped from provided access thereto;

(k)          all rights, of any nature, including any registered or unregistered word, phrase or design (or combination thereof), including all trademarks and trade names, in or to the names “Heartland,” “Heartland Petroleum,” “H&H,” and any permutation or derivation of any thereof, used in connection with the conduct of the Business; and

(l)            all goodwill and the going concern value of the Business.

However, none of the following shall be transferred to Buyer, and all shall be retained by the applicable Seller Party (the “Excluded Assets”): (1) all cash and cash equivalents on hand at the time of the Closing; (2) all member advances or notes receivable from any Seller Party (or an Affiliate thereof) to another Seller Party; (3) the equity or capital accounts of the Seller Parties; (4) the Seller Parties’ charter or organizational documents, minute books, equity ledger or record books; (5) all company seals and tax records; (6) all claims and rights to receive Tax refunds, credits and benefits relating to the operation or ownership of the Business or the Purchased Assets for any Tax period ending on or prior to the Closing Date together with any net deferred Tax assets; (7) any Seller Parties’ rights under this Agreement and the other Transaction Documents;

(8) all employee benefit plans, programs, arrangements and other commitments of the Seller Parties relating to employees of the Business, together with the associated books and records, whether written or oral, express or implied and any trusts, insurance arrangements or other assets held pursuant to, or set aside to fund the obligations under any such employee benefit plans; (9) all Insurance Policies (except to the extent the rights and benefits thereunder (including any rights to proceeds thereof) are included within the Purchased Assets as described in clause (i) above), regardless of whether a Seller Party is the owner or a beneficiary thereof, arising with respect to the operation of the Business prior to the Closing; and (10) all Contracts listed in Section 2.01(d) of the Disclosure Schedules other than those which Buyer shall have elected to assume pursuant to Section 3.02(b)(ix).

Section 2.02       Assumed Liabilities. Buyer shall assume: (i) all Liabilities in respect of the Assigned Contracts, but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the Ordinary Course of Business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by any Seller Party on or prior to the Closing; and (ii) Waste Disposal Liabilities (collectively, the “Assumed Liabilities”).

Section 2.03       Excluded Liabilities. Subject to the provisions of Section 2.02 but notwithstanding any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of any Seller Party or any of their respective Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Each Seller Party shall, and shall cause each of its respective Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a)          any Liabilities of any Seller Party arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b)          any Liability for (i) Taxes of any Seller Party (or any stockholder or Affiliate of any Seller Party) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of the Seller Parties pursuant to Section 6.14; or (iii) other Taxes of any Seller Party (or any stockholder or Affiliate of any Seller Party) of any kind or description (including any Liability for Taxes of any Seller Party (or any stockholder or Affiliate of any Seller Party);

(c)          any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(d)          any Liabilities of any Seller Party owed to or for any present or former employees, officers, directors, retirees, independent contractors or consultants of any Seller Party, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

(e)          any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of any Seller Party;

(f)           any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of any Seller Party (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.03 as Seller Indemnitees;

(g)          any Liabilities under any Contracts (including, without limitation, any Liabilities under, or relating to, the Bunker One Agreement, or any other agreement of any nature between Bunker One and any of its Affiliates, on the one hand, and any Seller Party or any of their Affiliates, on the other hand), except to the extent explicitly assumed pursuant to Section 2.02;

(h)          any Liabilities associated with debt, loans or credit facilities of any Seller Party and / or the Business owing to financial institutions;

(i)            any Liabilities arising out of, in respect of or in connection with the failure by any Seller Party or any of their respective Affiliates to comply with any Law or Governmental Order; and

(j)            any Liabilities that would otherwise become a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law.

Section 2.04       Purchase Price. The aggregate purchase price for the Purchased Assets shall be One Hundred Forty Million Dollars ($140,000,000), plus the amount, if any, by which the Closing Working Capital exceeds the Target Working Capital, less the Vehicle Lease Buy-Out Amount, less the amount, if any, by which the Closing Working Capital is less than the Target Working Capital, and subject to adjustment pursuant to Section 2.05 hereof (the “Purchase Price”), plus the assumption of the Assumed Liabilities. At the Closing, Buyer shall pay the Purchase Price, adjusted in accordance with Section 2.05 to the extent then applicable, in the amounts and via the wire instructions indicated in the Funds Flow Memorandum, to the following Persons:

(a)          To the Escrow Agent, the Escrow Amount, to be distributed subject to the terms of the Escrow Agreement;

(b)          To the parties indicated in the Funds Flow Memorandum, the amount, indicated in the Funds Flow Memorandum, necessary to permit the Seller Parties to purchase, to the extent specified by Buyer prior to the Closing, the equipment leased by the Seller Parties under the Equipment Leases, but only to the extent that there has not been a corresponding adjustment to the Purchase Price relating to the Vehicle Lease Buy-Out Amount;

(c)          To Houlihan Lokey and such other Representatives of the Seller Parties, the amounts indicated in the Funds Flow Memorandum;

(d)          To the holders of any other Encumbrances (other than holders of any Permitted Encumbrances) existing as of the Closing Date, such amounts and to such Persons as necessary to remove all such Encumbrances (other than any Permitted Encumbrances);

(e)          To the Governmental Authorities the withholding Taxes determined by Buyer pursuant to Section 2.06 below; and

(f)           To the Seller Party designee indicated in the Funds Flow Memorandum, the Purchase Price, less all amounts paid pursuant to Section 2.04(a) through Section 2.04(e).

Section 2.05       Purchase Price Adjustments.

(a)          [Reserved].

(b)          No less than two (2) Business Days prior to the Closing, Parent shall deliver to Buyer a certificate (the “Seller’s Pre-Closing Certificate”) setting forth Parent’s best estimate of Closing Working Capital (the “Estimated Closing Working Capital”). Buyer shall review such figures with Parent prior to the Closing and Parent shall in good faith consider and make any appropriate changes that may be requested by Buyer through and including the day before the Closing Date. The amount of the Purchase Price paid at the Closing shall be adjusted based on such figures agreed to by Parent and Buyer.

(c)          No later than seventy-five (75) days following the Closing, Buyer shall cause to be prepared and delivered to Parent a statement (the “Post-Closing Statement”) setting forth Buyer’s good faith calculation of the Closing Working Capital. If Parent accepts the Post-Closing Statement in writing, or if Parent fails to notify Buyer of any dispute with respect thereto within 30 days following receipt thereof, then the calculation of the Closing Working Capital and the components thereof as set forth in the Post-Closing Statement shall be deemed final and conclusive and binding upon all Parties. If Parent disputes the accuracy of the calculation of the Closing Working Capital or any component thereof set forth in the Post-Closing Statement, Parent shall provide written notice to Buyer no later than 30 days following receipt of the Post-Closing Statement (the “Dispute Notice”), setting forth in reasonable detail those items that Parent disputes, the amounts of any adjustments that are necessary in Parent’s judgment for the computation of the Closing Working Capital or the components thereof to conform to the requirements of this Agreement, and the basis for its suggested adjustments. During the 30-day period following delivery of a Dispute Notice, Buyer and Parent will negotiate in good faith with a view to resolving their disagreements over the disputed items. From and after the delivery of the Post-Closing Statement to Parent and until the final determination of the Closing Working Capital in accordance with this Section 2.05(c), Parent and its agents will be provided with such access to the financial books and records of Buyer and access to the agents and employees of Buyer (including independent accountants and their work papers) as Parent may reasonably request to enable it to respond to the Post-Closing Statement. If the Parties resolve their differences over the disputed items in accordance with the foregoing procedure, the Closing Working Capital shall be the amount agreed upon by them. If the Parties fail to resolve their differences over the disputed items within such 30 day period, then Buyer and Parent shall forthwith jointly engage the Accounting Arbitrator to make a binding determination as to the disputed items in accordance with this Agreement. The “Accounting Arbitrator” shall mean such national firm of independent accountants as may be agreed upon by Buyer and Parent. The Accounting Arbitrator will under the terms of its engagement have no more than 45 days from the date of referral and no more than 30 days from the final submission of information and testimony by Buyer and Parent within which to render its written decision (including a statement of the reasons therefor) with respect to the disputed items (and only with respect to any unresolved disputed items set forth in the Dispute Notice), which decision shall be final and binding upon the Parties and enforceable by any court of competent jurisdiction. The Accounting Arbitrator shall review such submissions and base its determination solely on such submissions (and not on the basis of an independent review) and in accordance with GAAP and the Accounting Principles. In resolving any disputed item, the Accounting Arbitrator may not assign a value to any item greater than the greatest value for such item claimed by either Buyer or Parent or less than the smallest value for such item claimed by either such Party. The fees and expenses of the Accounting Arbitrator shall be allocated to be paid by Buyer, on the one hand, and Parent, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each such Party bears to the amount actually contested by such Party, as determined by the Accounting Arbitrator. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific Closing Working Capital dispute presented to it, shall be limited to the procedures set forth in this Section 2.05(c), shall not have the powers of an arbitrator, shall not consider any other disputes or matters, and may not award damages, interest, costs, attorney’s fees, expenses or penalties to any Party.

(d)          If the Closing Working Capital, as finally determined pursuant to Section 2.05(c), is less than the Estimated Closing Working Capital, Parent will, within five (5) Business Days after the determination thereof, pay to Buyer an amount equal to such shortfall, by wire transfer of immediately available funds. If the Closing Working Capital, as finally determined pursuant to Section 2.05(c), is greater than the Estimated Closing Working Capital, Buyer will, within five (5) Business Days after the determination thereof, pay to Parent an amount equal to such excess, by wire transfer of immediately available funds.

(e)          Payment of any amount owed pursuant to this Section 2.05 shall be treated as an adjustment to the Purchase Price. For the avoidance of doubt, the Parties hereto acknowledge and agree that, from and after the Closing, the provisions of this Section 2.05 and the arbitration provisions contemplated hereby shall be the exclusive remedy and exclusive forum of the Parties with respect to the matters that are or that may be addressed through the Purchase Price adjustments contemplated hereby.

Section 2.06       Withholding Tax; Allocation.

(a)          Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer is required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to the Seller Parties hereunder.

(b)          The Parties shall allocate the consideration paid hereunder (including the Assumed Liabilities to the extent required by applicable Law) separately among the Purchased Assets in accordance with the fair market value of the underlying assets, which shall be determined consistent with all applicable financial reporting requirements and based on the results of an independent valuation. Unless otherwise required by applicable Law, Buyer and the Seller Parties agree to utilize such values for all Tax purposes, including for purposes of filing IRS Form 8594 and all other Tax Returns filed by each of them. None of the Parties will voluntarily take any position inconsistent therewith upon examination of any such Tax Return, in any Action or otherwise with respect to such Tax Returns. The Parties each agree to provide the others promptly with any other information required to complete Form 8594.

Section 2.07       Third Party Consents. To the extent that any Seller Party’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and each Seller Party, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, each Seller Party, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2.07 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.02(h) hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

Article III
Closing

Section 3.01       Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Davis, Malm & D’Agostine, P.C., One Boston Place, 37th Floor, Boston, MA 02108, or by remote exchange of executed documents with originals to follow by overnight courier, at 10:00AM Eastern time, on the first Friday following the later of (a) the second Business Day after all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), and (b) the forty fifth (45th) day following the date of this Agreement. The date on which the Closing is to occur is herein referred to as the “Closing Date”.

Section 3.02       Closing Deliverables.

(a)          At the Closing, the Seller Parties shall deliver to Buyer the following:

(i)            (A) special warranty deeds with respect to the Owned Real Properties, in form and substance reasonably satisfactory to Buyer (each, a “Deed”) and duly executed and notarized by the applicable Seller Party as the case may be, and (B) assignments with respect to the Leases for the Leased Properties, in form and substance reasonably satisfactory to Buyer (each, a “Lease Assignment”) and duly executed by the applicable Seller Party, as assignor, and the owner of the Leased Property evidencing such owner’s consent to the assignment;

(ii)          an owner’s title insurance policy (at the Seller Parties’ expense) with respect to each Owned Real Property, issued by a nationally recognized title insurance company reasonably acceptable to Buyer, written as of the Closing Date, insuring Buyer in such amounts and together with such endorsements, and otherwise in such form, as Buyer shall, in its sole discretion, require. Such title insurance policy shall insure fee simple title to each Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances and those listed on Section 4.09(a)(i) of the Disclosure Schedules;

(iii)         an appropriately certified ALTA/ACSM Land Title Survey (at the Seller Parties’ expense) with respect to each Owned Real Property showing no Encumbrances other than the Permitted Encumbrances and those listed on Section 4.09(a)(i) of the Disclosure Schedules, and otherwise in form and substance reasonably satisfactory to Buyer, for each Owned Real Property;

(iv)         the Escrow Agreement duly executed by Parent;

(v)          a bill of sale in the form of Exhibit A hereto (the “Bill of Sale”) and duly executed by each applicable Seller Party, transferring the tangible personal property included in the Purchased Assets to Buyer;

(vi)         an assignment and assumption agreement in the form of Exhibit B hereto (the “Assignment and Assumption Agreement”) duly executed by each applicable Seller Party effecting the assignment to and assumption by Buyer of the Assigned Contracts;

(vii)        a legal opinion reasonably satisfactory to Buyer from the Seller Parties’ counsel regarding authority of the Seller Parties and enforceability of the Transaction Documents;

(viii)       the Seller Closing Certificate;

(ix)          the certificates of the Secretary or Assistant Secretary (or other appropriate officer) of each Seller Party required by Section 7.02(i) and Section 7.02(j);

(x)           Tax Clearance Certificates, as specified in Section 6.15 for each Seller Party, from the States of Texas, Louisiana, Ohio, Kentucky, Nevada, West Virginia and Delaware; and, no later than five (5) Business Days following the date of this Agreement, evidence that the Seller Parties have submitted requests for all such Tax Clearance Certificates to each applicable issuing agency;

(xi)          the Funds Flow Memorandum, duly executed by the Seller Parties; and

(xii)         such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)          At the Closing, Buyer shall deliver to Parent (or such other Persons as are designated by Parent) the following:

(i)           the Purchase Price less the Escrow Amount;

(ii)          the Escrow Agreement duly executed by Buyer;

(iii)         the Lease Assignments duly executed by Buyer, as assignee;

(iv)         the Assignment and Assumption Agreement duly executed by Buyer;

(v)          the Buyer Closing Certificate;

(vi)         the certificate of the Secretary or Assistant Secretary (or other appropriate officer) of Buyer required by Section 7.03(g);

(vii)        two original medallion guaranteed stock powers relating to the shares of Vertex Common Stock deposited into the Escrow Account;

(viii)       the Confirmation of Accredited Investor Status and Investor Representations executed by Buyer; and

(ix)          written notice of which Contracts listed in Section 2.01(d) of the Disclosure Schedule Buyer has elected to assume as “Assigned Contracts.”

(c)          At the Closing, Seller shall deliver the Escrow Amount to the Escrow Agent pursuant to the Escrow Agreement.

Article IV
Representations and warranties of seller Parties

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, each Seller Party, jointly and severally, represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01       Organization and Qualification of Seller Parties. Each Seller Party is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has full corporate or other power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as conducted by it as of immediately prior to the Closing Date. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which each Seller Party is licensed or qualified to do business, and each Seller Party is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets owned by it or the operation of the Business as currently conducted by it makes such licensing or qualification necessary.

Section 4.02       Authority of Seller Parties. Each Seller Party has full corporate or other power and authority to enter into this Agreement and the other Transaction Documents to which such Seller Party is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby subject to the Vertex Energy Stockholder Approval. The execution and delivery by each Seller Party of this Agreement and any other Transaction Document to which such Seller Party is a party, the performance by each Seller Party of its obligations hereunder and thereunder and the consummation by each Seller Party of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or other action on the part of such Seller Party, except for the Vertex Energy Stockholder Approval. This Agreement has been duly executed and delivered by each Seller Party, and (assuming due authorization, execution and delivery by Buyer) and receipt of the Vertex Energy Stockholder Approval, this Agreement constitutes a legal, valid and binding obligation of each Seller Party enforceable against such Seller Party in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium, and other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (including the availability of specific performance or injunctive relief and the application of concepts of materiality, reasonableness, good faith and fair dealing). When each other Transaction Document to which any Seller Party is or will be a party has been duly executed and delivered by such Seller Party (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Seller Party enforceable against it in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium, and other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (including the availability of specific performance or injunctive relief and the application of concepts of materiality, reasonableness, good faith and fair dealing).

Section 4.03       No Conflicts; Consents. Except as set forth in Section 4.03 of the Disclosure Schedules, and subject to the Vertex Energy Stockholder Approval, the execution, delivery and performance by each Seller Party of this Agreement and the other Transaction

Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of any Seller Party; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Seller Party, the Business or the Purchased Assets; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which any Seller Party is a party or by which any Seller Party or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. Except for such filings as may be required under the HSR Act and as set forth in Section 4.03 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller Party in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04       Financial Statements. Complete copies of the unaudited financial statements consisting of the balance sheets of the Business as of December 31 in each of the years 2020, 2019 and 2018 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Annual Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Business as of March 31, 2021 (the “Interim Balance Sheet,” and the date of the Interim Balance Sheet, the “Interim Balance Sheet Date”) and the related statements of income and cash flow for the three month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) are included in Section 4.04 of the Disclosure Schedules. The Annual Financial Statements have been prepared in accordance with GAAP, and both the Annual Financial Statements and the Interim Financial Statements have been prepared in accordance with sound accounting principles applied on a consistent basis throughout the periods involved taking into account the exclusion of retained earnings and stockholders equity, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Annual Financial Statements). The Financial Statements are based on the books and records of the Business, and fairly present the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The Seller Parties maintain a standard system of accounting for the Business established and administered in accordance with GAAP.

Section 4.05       Undisclosed Liabilities. The Seller Parties have no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the

Interim Balance Sheet as of the Interim Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 4.06       Material Contracts.

(a)          Section 4.06(a) of the Disclosure Schedules lists each material Contract having a dollar value in excess of $500,000 in goods and/or services: (i) by which any of the Purchased Assets are bound or affected or (ii) to which any Seller Party is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, the “Material Contracts”).

(b)          Each Material Contract and each Assigned Contract is valid and binding on the Seller Parties in accordance with its terms and is in full force and effect. None of the Seller Parties or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract or Assigned Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract and Assigned Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Material Contract or Assigned Contract included in the Purchased Assets.

(c)          Other than as set forth in Section 4.06(c) of the Disclosure Schedules, no Assigned Contract:

(i)           requires Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(ii)          provides for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iii)         is with any Governmental Authority;

(iv)         limits or purports to limit the ability of any Seller Party to compete in any line of business or with any Person or in any geographic area or during any period of time;

(v)          relates to the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(vi)         contains any power of attorney with respect to the Business or any Purchased Asset; or

(vii)        is a collective bargaining agreement or Contract with any labor organization, union or association.

Section 4.07       Title to Purchased Assets. As of immediately prior to the Closing but after taking into account the payments contemplated by the Funds Flow Memorandum, the Seller Parties will have good and valid title to all of the Purchased Assets, free and clear of Encumbrances except for the following (items (b) through (e) below, along with the items set forth in Section 4.07(a) of the Disclosure Schedules are referred to collectively as “Permitted Encumbrances”):

(a)          those items set forth in Section 4.07(a)(i) of the Disclosure Schedules;

(b)          Encumbrances resulting from the actions of Buyer and its Affiliates;

(c)          liens for Taxes not yet due and payable;

(d)          mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets; or

(e)          easements, rights of way, zoning ordinances, entitlements, land use regulations and other similar encumbrances affecting the Properties which are not violated by the use of the Properties as of immediately prior to the Closing Date and such other imperfections in title, charges, easements, restrictions, encumbrances and matters which are not, individually or in the aggregate, material to the Business or the Purchased Assets, and which do not prohibit or interfere with the operation of the Business as of immediately prior to the Closing Date or which do not render title to the Owned Real Properties unmarketable.

Section 4.08       Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are in good operating condition and repair, normal wear and tear excepted and are, taken as a whole, adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient in all material respects for the continued conduct of the Business after the Closing in substantially the same manner as conducted as of immediately prior to the Closing Date and (assuming, solely for the purposes of this Section 4.08, that all of the Contracts listed in Section 2.01(d) of the Disclosure Schedules were transferred to Buyer and all Permits listed in Section 7.02(l) of the Disclosure Schedules were received by Buyer) constitute all of the fixtures, equipment and personal property that was necessary to conduct the Business as of such date.

Section 4.09       The Properties.

(a)          Section 4.09(a)(i) of the Disclosure Schedules sets forth each parcel of real property owned by the Seller Parties together with the easements and rights of way if any appurtenant thereto, and that are used in or necessary for the conduct of the Business as currently conducted (together with all right, title and interest of the Seller Parties in and to the improvements relating thereto, including, but not limited to, all buildings, structures, and improvements now thereon, and the fixtures used in connection therewith, (collectively, the “Owned Real Properties”). Other than the Owned Real Properties, no real properties are owned in connection with the Business. The Seller Parties have delivered to Buyer copies of the deeds and other instruments (as recorded) in their possession by which the Seller Parties acquired the Owned Real Properties, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of any Seller Party with respect to such parcel. With respect to each of the Owned Real Properties:

(i)            with the exception of easements and rights of way, the Seller Parties have good and marketable fee simple title, free and clear of all Encumbrances, except (A) Permitted Encumbrances, and (B) those Encumbrances set forth on Section 4.09(a)(i) of the Disclosure Schedules;

(ii)           except as set forth on Section 4.09(a)(ii) of the Disclosure Schedules, no Seller Party has leased or otherwise granted to any Person the right to use or occupy the Owned Real Properties or any portion thereof;

(iii)          there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Properties or any portion thereof or interest therein; and

(iv)          with respect to the easements and rights of way the Seller Parties have full right, power and authority to transfer, sell and assign them to Buyer except for (A) Permitted Encumbrances, and (B) those Encumbrances set forth on Section 4.09(a)(i) of the Disclosure Schedules.

(b)          Section 4.09(b) of the Disclosure Schedules sets forth each parcel of real property leased by the Seller Parties and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Seller Parties in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Properties”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which any Seller Party holds a leasehold interest as tenant in any Leased Property (collectively, the “Leases”). The Seller Parties have delivered to Buyer a true and complete copy of each Lease. With respect to each Lease:

(i)            such Lease is valid, binding, enforceable and in full force and effect, and Seller Parties enjoy peaceful and undisturbed possession of the Leased Property;

(ii)           no Seller Party is in breach or default under such Lease, and, to the Knowledge of Seller Parties, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller Parties have paid all rent due and payable under such Lease ;

(iii)          the Seller Parties have not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by any Seller Party under any of the Leases and, to the Knowledge of Seller, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv)          except as set forth in Section 4.09(b)(iv), no Seller Party has subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Property or any portion thereof; and

(v)           no Seller Party has pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Property except for those to be released at or before Closing.

(c)          Except as set forth on Section 4.09(c) of the Disclosure Schedules, no Seller Party has received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Properties, (ii) existing, pending or, to the Knowledge of Seller, threatened condemnation proceedings affecting the Properties, or (iii) existing, pending or, to the Knowledge of Seller, threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to materially adversely affect Buyer’s ability to operate the Properties as operated as of immediately prior to the Closing Date.

Section 4.10       Customers and Suppliers.

(a)          Section 4.10(a) of the Disclosure Schedules sets forth with respect to the Business (i) each customer who has either paid aggregate consideration to the Seller Parties for goods or services rendered in an amount greater than or equal to $150,000 or who has transacted with respect to in excess of 50,000 gallons of used motor oil, in each case for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid, and number of gallons of used motor oil transacted, by each Material Customer during such periods. No Seller Party has received any actual written notice that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b)          Section 4.10(b) of the Disclosure Schedules sets forth with respect to the Business (i) each supplier to whom any Seller Party has paid consideration for goods or services rendered in an amount greater than or equal to $150,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. No Seller Party has received any actual written notice that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 4.11       Insurance. Section 4.11 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by any Seller Party or their respective Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for each Seller Party since January 1, 2019. Except as set forth on Section 4.11 of the Disclosure Schedules, there are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither any Seller Party nor any of their respective Affiliates has received any actual written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such currently outstanding Insurance Policies. All premiums due on such currently outstanding Insurance Policies have either been paid or, if not yet due, accrued. All such currently outstanding Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms (except that such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium, and other similar Laws affecting the rights and remedies of creditors generally and by general principles of equity, including the availability of specific performance or injunctive relief and the application of concepts of materiality, reasonableness, good faith and fair dealings); and (b) have not been subject to any lapse in coverage. Neither any Seller Party nor any of their respective Affiliates is in default in any material respect, of any provision contained in any such currently effective Insurance Policy. True and complete copies of such currently outstanding Insurance Policies have been made available to Buyer.

Section 4.12       Legal Proceedings; Governmental Orders.

(a)          Except as set forth in Section 4.12(a) of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened against or by any Seller Party (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b)          Except as set forth in Section 4.12(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

Section 4.13       Compliance With Laws; Permits.

(a)          Section 4.13(a) of the Disclosure Schedules lists all Permits applicable to the conduct of the Business as conducted as of immediately prior to the Closing Date or the ownership and use of the Purchased Assets. Except as set forth in Section 4.13(a) of the Disclosure Schedules each Seller Party has complied, and is now complying, with all such

Permits and all Laws and codes applicable to the conduct of the Business or the ownership and use of the Purchased Assets as of immediately prior to the Closing Date.

(b)          All Permits required for the Seller Parties to conduct the Business or for the ownership and use of the Purchased Assets as of immediately prior to the Closing Date have been obtained by the Seller Parties and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.13(b) of the Disclosure Schedules lists all current Permits issued to a Seller Party which are related to the conduct of the Business or the ownership and use of the Purchased Assets as of immediately prior to the Closing Date, including the names of the Permits and their respective dates of issuance and expiration. Except as set forth on Section 4.13(b) of the Disclosure Schedules, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.13(b) of the Disclosure Schedules.

Section 4.14       Environmental Matters.

(a)          Except as set forth in Section 4.14(a) of the Disclosure Schedules, (i) the operations of the Business and the Purchased Assets are currently and have been, for the five (5) year period ending with the Closing Date, in compliance with all Environmental Laws, and (ii) no Seller Party has received from any Person, with respect to the Business or the Purchased Assets, any: (A) Environmental Notice or Environmental Claim; or (B) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)          Except as set forth in Section 4.14(b) of the Disclosure Schedules, the Seller Parties have obtained and are in material compliance with all Environmental Permits (each of which is disclosed in Section 4.14(b) of the Disclosure Schedules) necessary for the conduct of the Business or the ownership, lease, operation or use of the Purchased Assets as of immediately prior to the Closing Date, and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Seller Parties through the Closing Date in accordance with Environmental Law, and no Seller Party has Knowledge of any condition, event or circumstance that might prevent or impede in any material respect, after the Closing Date, the conduct of the Business or the ownership, lease, operation or use of the Purchased Assets as of immediately prior to the Closing Date. With respect to any such Environmental Permits, except for the required actions set forth on Section 4.03 of the Disclosure Schedules, no Seller Party has Knowledge of any condition, event or circumstance that might prevent or impede in any material respect the transferability of the same, and no Seller Party has received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c)          None of the Business or the Purchased Assets is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)          There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or the Purchased Assets which has not been remedied prior to the date hereof, and no Seller Party has received an Environmental Notice that any of the Business or the Purchased Assets (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which is reasonably likely to be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, any Seller Party.

(e)          Section 4.14(e) of the Disclosure Schedules contains a complete and accurate list of all active or, to Seller Parties’ Knowledge abandoned aboveground or underground storage tanks located at the Properties.

(f)           Section 4.14(f) of the Disclosure Schedules contain a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Seller Parties in connection with the Business or the Purchased Assets as to which such Seller Parties may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and no Seller Party has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by it.

(g)          The Seller Parties have provided or otherwise made available to Buyer and listed in Section 4.14(g) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or the Purchased Assets prepared within the five year period preceding the date of this Agreement and which are in the possession or control of any Seller Party related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents generated within the five year period preceding the date of this Agreement concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(h)          To Seller’s Knowledge, no Seller Party has or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that is reasonably likely to, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the Purchased Assets as carried out as of immediately prior to the Closing Date.

(i)            No Seller Party owns or controls any Environmental Attributes related to the Business or the Properties.

Section 4.15       Taxes.

(a)          All Tax Returns required to be filed by any Seller Party for any Pre-Closing Tax Period have been, or will be, timely filed, determined with regard to any timely extensions. Such Tax Returns are, or will be, true, complete and correct in all respects when filed. All Taxes due and owing by any Seller Party (whether or not shown on any Tax Return) have been, or will be, timely paid, determined with regard to any timely extensions.

(b)          All deficiencies asserted, or assessments made, against any Seller Party prior to the date hereof as a result of any examinations by any taxing authority have been fully paid.

(c)          No Seller Party is a party to any Action by any taxing authority. There are no pending or, to the Knowledge of Seller, threatened Actions by any taxing authority.

(d)          There are no Encumbrances (other than Permitted Encumbrances) for Taxes upon any of the Purchased Assets nor, to the Knowledge of Seller, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(e)          No Seller Party is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

Section 4.16       Brokers. Except for Houlihan Lokey, whose fees are the sole responsibility of the Seller Parties, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of any Seller Party.

Section 4.17       Opinion of Financial Advisor. The board of directors of Vertex Energy has received the oral or written opinion of H.C. Wainwright to the effect that, as of the date of such opinion, and based upon and subject to the various qualifications, assumptions and limitations set forth therein, the Purchase Price to be received by the Seller Parties pursuant to this Agreement is fair to the Vertex Energy Stockholders from a financial point of view

Section 4.18       Full Disclosure. No representation or warranty by any Seller Party in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 4.19       Disclosure. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES EXPRESSLY SET FORTH IN ARTICLE IV HEREOF, AS QUALIFIED BY THE DISCLOSURE SCHEDULES CORRESPONDING THERETO, NO SELLER PARTY MAKES ANY REPRESENTATION OR WARRANTY,

EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY SELLER PARTY, THE BUSINESS, THE PURCHASED ASSETS, THE ASSUMED LIABILITIES OR ANY OF THEIR ASSETS, LIABILITIES OR OPERATIONS.

Article V
Representations and warranties of buyer

Buyer represents and warrants to each Seller Party that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01       Organization and Qualification of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Wisconsin and is qualified and in good standing in every other jurisdiction in which the failure to be so qualified and in good standing would reasonably be expected to have a materially adverse effect on Buyer or its business.

Section 5.02       Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each Seller Party) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium, and other similar Laws affecting the rights and remedies of creditors generally and by general principles of equity (including the availability of specific performance or injunctive relief and the application of concepts of materiality, reasonableness, good faith and fair dealing). When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium, and other similar Laws affecting the rights and remedies of creditors generally and by general principles of equity (including the availability of specific performance or injunctive relief and the application of concepts of materiality, reasonableness, good faith and fair dealing).

Section 5.03       No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. Except for (i) such Permits, Governmental Orders, declarations, filings or notices which are required for Buyer to own and operate on and after the Closing the Business and the Purchased Assets and (ii) such filings as may be required under the HSR Act and any related filings or other actions, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.04       Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05       Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price, perform its obligations hereunder and otherwise consummate the transactions contemplated by this Agreement.

Section 5.06       Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Article VI
Covenants

Section 6.01       Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), each Seller Party shall, to the extent within its control, (x) maintain the Properties and the other Purchased Assets consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current Business organization, operations and goodwill. Without limiting the foregoing, from the date hereof until the Closing Date, each Seller Party shall, to the extent within its control:

(a)          preserve and maintain all Permits required for the conduct of the Business or the ownership and use of the Purchased Assets as of immediately prior to the Closing Date;

(b)          pay the debts, Taxes and other obligations of such Seller Party with respect to the Business when due;

(c)          maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)          continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e)          perform in all material respects all of its obligations under all Assigned Contracts; and

(f)           comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets.

Section 6.02       Access to Information. From the date hereof until the Closing, each Seller Party shall, to the extent within its control and, to the extent reasonably practicable (a) afford Buyer and its Representatives full access, at reasonable times and upon reasonable notice, to and the right to inspect all of the Properties, assets, premises, books and records, Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Seller Parties to cooperate in all reasonable respects with Buyer in its investigation of the Business. Without limiting the foregoing, the Seller Parties shall, to the extent within their control and, to the extent reasonably practicable, permit Buyer and its Representatives to conduct environmental due diligence of the Properties, including the collecting and analysis of samples of indoor or outdoor air, surface water, groundwater or surface or subsurface land on, at, in, under or from the Properties. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the Business or any other businesses of the Seller Parties. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any Seller Party in this Agreement. Notwithstanding the foregoing, no Seller Party shall be required to disclose any information to Buyer if such disclosure would, in such Seller Party’s reasonable determination, (i) jeopardize any attorney-client or other similar privilege or (ii) contravene any applicable Law or fiduciary duty entered into prior to the date hereof.

Section 6.03       No Solicitation of Other Bids.

(a)          No Seller Party shall, or shall authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, or initiate any inquiries regarding an Acquisition Proposal; or (ii) except to the extent required to comply with fiduciary duties of Vertex Energy’s board of directors, as evidenced by a written legal opinion issued by Vertex Energy’s legal counsel, respond to, facilitate or provide any information to, any Person concerning an unsolicited Acquisition Proposal or enter into any agreements or other instruments

(whether or not binding) regarding an Acquisition Proposal. Except to the extent required to comply with fiduciary duties of Vertex Energy’s board of directors, as evidenced by a written legal opinion issued by Vertex Energy’s legal counsel, each Seller Party shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets outside of the Ordinary Course of Business.

(b)          In addition to the other obligations under this Section 6.03, each Seller Party shall promptly (and in any event within three Business Days after receipt thereof by such Seller Party or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal and, prior to accepting any such Acquisition Proposal, offer Buyer the opportunity, in Buyer’s sole discretion, to match such Acquisition Proposal.

Section 6.04       Notice of Certain Events.

(a)          From the date hereof until the Closing, the Seller Parties shall promptly notify Buyer in writing of:

(i)            any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or is reasonably likely to be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or is reasonably likely to be expected to result in, any representation or warranty made by any Seller Party hereunder not being true and correct or (C) has resulted in, or is reasonably likely to be expected to result in, the failure of any of the conditions set forth in Section 7.01 or Section 7.02 to be satisfied;

(ii)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)          any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)          any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.12 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)          Buyer’s receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any Seller

Party in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.05       Confidentiality. From and after the Closing, each Seller Party shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that such Seller Party can show that such information (a) is generally available to and known by the public through no fault of any Seller Party, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by a Seller Party, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Seller Party or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller Party shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller Party is advised by its counsel in writing is legally required to be disclosed, provided that such Seller Party shall use at Buyer’s expense reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. The Parties hereto agree that the Clean Team Agreement and the Confidentiality Agreement entered into by Clean Harbors, Inc. (Buyer’s Affiliate) and Parent as of February 18, 2021 are and shall remain in full force and effect if this Agreement is terminated prior to a Closing.

Section 6.06       Non-Competition; Non-Solicitation

(a)          Except as provided in Schedule 6.06(a), for a period of five (5) years commencing on the Closing Date (the “Restricted Period”), no Seller Party shall, or shall permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Business anywhere in the United States of America (the “Territory”); (ii) have an interest in any Person that engages directly or indirectly in the Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of any Seller Party and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, the Seller Parties may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange provided such Seller Party is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)          During the Restricted Period, no Seller Party shall, or shall permit any of its Affiliates to, directly or indirectly, hire or solicit any person who is or was employed in the

Business during the Restricted Period and is listed in Schedule 6.18, or encourage any Transferred Employee to leave such employment or hire any Transferred Employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.06(b) shall prevent a Seller Party or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee. Notwithstanding the foregoing, the provisions of this Section 6.06(b) shall not apply with respect to any of those persons listed on Schedule 6.18, whose name includes an asterisk.

(c)          Each Seller Party acknowledges that a breach or threatened breach of this Section 6.06 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by any Seller Party of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d)          Each Seller Party acknowledges that the restrictions contained in this Section 6.06 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.06 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.06 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.07       Governmental Approvals and Other Consents.

(a)          Within 45 Business Days following the Effective Date, Vertex Energy shall prepare and file with the SEC a proxy statement (the “Vertex Energy Proxy Statement”) complying with the applicable provisions of the Exchange Act pursuant to which Vertex Energy shall solicit the Vertex Energy Stockholder Approval. Vertex Energy shall use its reasonable best efforts to resolve as promptly as practical any such comments as the SEC staff shall issue in response to the Vertex Energy Proxy Statement. Vertex Energy shall provide Buyer with a reasonable opportunity to review and comment on the Vertex Energy Proxy Statement and any amendment or supplement thereto prior to Vertex Energy’s filing of such documents with the

SEC, and Vertex Energy will promptly provide Buyer with a copy of all such documents when so filed. The Vertex Energy Proxy Statement shall upon its initial filing, and as amended and supplemented thereafter, be true and complete in all material respects and provide the Vertex Energy Stockholders all such information as shall be reasonably required by the Exchange Act and otherwise in order that the Vertex Energy Stockholders shall be able to make an informed decision as to whether or not to provide the Vertex Energy Stockholder Approval. Following clearance of the Vertex Energy Proxy Statement by the SEC, Vertex Energy shall take all lawful action to call, give notice of, convene and hold as promptly as practical a meeting of the Vertex Energy Stockholders at which the Vertex Energy Stockholder Approval will be sought.

(b)          Buyer shall reasonably cooperate with Vertex Energy and promptly provide, and cause its Representatives to promptly provide, Vertex Energy and its Representatives with all such information regarding Buyer as is required by Law to be included in the Vertex Energy Proxy Statement or reasonably requested from Vertex Energy to be included in the Vertex Energy Proxy Statement.

(c)          None of the written information supplied or to be supplied by Buyer or any of its Representatives expressly for inclusion or incorporation by reference in the Vertex Energy Proxy Statement shall contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)          Each Party, to the extent within its control, shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such Party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all clearances, consents, authorizations, licenses, permits, waivers, approvals, actions, non-actions or Orders from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each Party shall cooperate fully with the other Parties and their Affiliates in connection therewith. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any of the foregoing.

(e)          Without limitation of their general obligations set forth in Section 6.07(d), but subject to Section 6.07(g), Buyer and the Seller Parties shall use their respective reasonable best efforts to (i)  prepare, facilitate and share any such information as necessary in connection with analysis by their respective HSR Act counsel, (ii) as promptly as practicable after the execution of this Agreement, make or cause to be made all necessary applications and filings (and in any event file, within 10 Business Days after the date hereof, the HSR Act notifications), and thereafter make any other required submissions with respect to this Agreement and consummation of the transactions contemplated by this Agreement, (iii)  request early termination of the waiting period under the HSR Act in making such filings, (iv) defend and seek to prevent the initiation of any Actions challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement, (v)  pay any fees due in connection with this Agreement and the transactions contemplated hereby required under any Law, (vi) respond to any inquiries by any

Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Document, (vii) avoid the imposition of any Order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Document; and (viii) in the event any Governmental Order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement or any other Transaction Document has been issued, to have such Governmental Order vacated or lifted. In connection therewith, each Party shall (i) give the other Parties prompt notice of the making or commencement of any material request, inquiry, investigation or Action by or before any Governmental Authority with respect to this Agreement or any of the transactions contemplated by this Agreement, (ii) keep the other Parties notified as to the status of any such request, inquiry, investigation, or Action, (iii) promptly notify the other Parties of any material oral or written communication to or from any Governmental Authority regarding this Agreement or any of the transactions contemplated by this Agreement and (iv) subject to the limitations set forth in Section 6.07(f), promptly provide to the other Parties copies of any written communications received or provided by such Party, or any of its Affiliates, from or to any Governmental Authority with respect to the transactions contemplated by this Agreement.

(f)           All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between any Seller Party or Buyer with Governmental Authorities in the Ordinary Course of Business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to such other respective Party in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals, provided that Buyer and the Seller Parties may, as each reasonably and in good faith deems advisable and necessary, designate any competitively sensitive material provided to the other under this Section 6.07(f) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Buyer or the Seller Parties, as the case may be) or their respective legal counsel. Further, Buyer and the Seller Parties may redact from the copies of such proposed communications provided to the other (i) any competitively sensitive proprietary information of the Party, (ii) references concerning valuation, (iii) material that is subject of good faith legal privilege or confidentiality concerns, and (iv) any material necessary to comply with applicable Law. Each Party shall give notice to such other respective Party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other Parties with the opportunity to attend and participate in such meeting, discussion, appearance or contact. However, subject to the prior provisions of this Section 6.07, Buyer shall have the right to direct, control and lead all communications, discussions, negotiations, strategy and litigation involving a Governmental Authority in connection with antitrust Laws and this Agreement and any transactions contemplated by this Agreement.

(g)          Notwithstanding anything to the contrary set forth in this Section 6.07 or elsewhere in this Agreement, none of Buyer or any of its Affiliates shall be required to, and the Seller Parties may not without the prior written consent of Buyer, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, or Order to: (i) sell, license, assign, transfer, divest, hold separate, or otherwise dispose of any assets, business, or portion of the Business or Buyer or any of its Affiliates; (ii) conduct, restrict, operate, invest, or otherwise change the assets, business, or portion of the Business or Buyer or any of its Affiliates in any manner; or (iii) impose any restriction, requirement, or limitation on the operation of the Business or Buyer or any of its Affiliates.

(h)          The Seller Parties, to the extent within their control, shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 of the Disclosure Schedules.

(i)            The Seller Parties shall take all such commercially reasonable actions as are requested by Buyer after the date hereof (including before and after the Closing) in connection with the transfer, assignment and/or reissuance of any Permits that are necessary for Buyer to conduct the Business as conducted by the Seller Parties as of immediately prior to the Closing Date, including filing any applications, documents or instruments reasonably required by Buyer prior to the Closing in connection therewith.

Section 6.08       Books and Records.

(a)           In order to facilitate the resolution of any claims made against or incurred by any Seller Party prior to the Closing, or for any other reasonable purpose, for a period of five (5) years after the Closing, Buyer shall:

(i)            retain any books and records which relate to the Business and its operations in Buyer’s possession relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Buyer; and

(ii)           upon reasonable notice, to the extent not a violation of applicable Law, afford the Seller Parties’ Representatives reasonable access (including the right to make, at the Seller Parties’ expense, photocopies), during normal business hours, to such books and records.

(b)           In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of five (5) years following the Closing, each Seller Party shall:

(i)            retain the books and records of such Seller Party which relate to the Business and its operations for periods prior to the Closing; and

(ii)           upon reasonable notice, to the extent not a violation of applicable Law, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c)           Neither Buyer nor any Seller Party shall be obligated to provide the other Party with access to any books or records pursuant to this Section 6.08 where such access would (i) jeopardize any attorney-client or other similar privilege or (ii) contravene any applicable Law or fiduciary duty entered into prior to the date hereof.

Section 6.09       Trade Payables. From the date hereof until the Closing, all Seller Parties shall, in the Ordinary Course of Business, pay all trade payables of a Seller Party that relate in any way to the Business.

Section 6.10       Closing Conditions. From the date hereof until the Closing, each Party shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.11       Post-Closing Operational Assistance; Use of Names. To the extent that, following the Closing, Buyer requires operational assistance from any Seller Party or any employees of any Seller Party that previously provided services with respect to the Business, Buyer and the applicable Seller Party shall negotiate in good faith to agree upon terms (including fees) under which such Seller Party will provide such assistance to Buyer. No Seller Party shall, at any time following the Closing, continue to use any word, phrase or design (or combination thereof), that includes the name “Heartland,” “Heartland Petroleum,” “H&H,” or any permutation or derivation of any thereof.

Section 6.12       Public Announcements. Unless otherwise required by applicable Law (including the rules and regulations of the SEC) or stock exchange requirements (based upon the reasonable advice of counsel), no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

Section 6.13       Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of any Seller Party to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction shall be treated as Excluded Liabilities.

Section 6.14       Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Seller Parties when due. Each Seller Party shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the other Parties hereto shall cooperate with respect thereto as necessary).

Section 6.15       Tax Clearance Certificates. Each applicable Seller Party shall notify all of the taxing authorities in the jurisdictions that impose Taxes on such Seller Party or where such Seller Party has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject the Buyer to any Taxes of any Seller Party. If any taxing authority asserts that any Seller Party is liable for any Tax, such Seller Party shall promptly pay any and all such amounts and shall provide evidence to the Buyer that such liabilities have been paid in full or otherwise satisfied.

Section 6.16       Share Escrow. On the last day of each fiscal quarter during which any Vertex Common Stock is held by the Escrow Agent pursuant to the Escrow Agreement and this Agreement, Parent shall deliver to Buyer a statement indicating the value of all such stock so held by the Escrow Agent, calculated by multiplying the number of shares of such stock by the ten-day volume weighted average of the regular session closing prices per share of Vertex Common Stock on the NASDAQ Capital Market ending on such date (the “Aggregate Share Value”). If, on any such calculation date, the Aggregate Share Value is less than the difference between Seven Million and 00/ 100 Dollars ($7,000,000) and the value of any Vertex Common Stock distributed to Buyer by the Escrow Agent (valued as of the date of distribution) (the “Remaining Share Value”), Parent shall deposit with the Escrow Agent additional shares of Vertex Common Stock sufficient (as valued as of the date of such deposit) to restore the Aggregate Share Value to the Remaining Share Value. Upon the expiration of the Escrow Period, Vertex Energy and Buyer shall issue a Joint Written Direction to the Escrow Agent directing the Escrow Agent to distribute to Vertex Energy, as promptly as practicable, and in no event greater than three (3) Business Days following the expiration of the Escrow Period, a number of shares of Escrow Stock as indicated in writing in the Joint Written Direction equal to (A) the number of shares of Vertex Stock deposited with the Escrow Agent on the date hereof or at any time hereafter minus (B) a number of shares of Vertex Stock valued at the amounts of all claims identified in a valid claim notice under Section 6 of the Escrow Agreement. Notwithstanding anything to the contrary set forth in this Agreement, the maximum number of shares of Vertex Common Stock to be issued into the Share Escrow Account at Closing pursuant to Section 6.16 and otherwise pursuant to the terms of this Agreement shall, in aggregate, not (i) exceed 19.9% of the outstanding shares of Vertex Common Stock immediately prior to the date this Agreement is entered into among the Parties, and (ii) exceed 19.9% of the combined voting power of the then outstanding voting securities of Vertex immediately prior to the date this Agreement is entered into among the Parties, in each of subsections (i) and (ii) before the issuance of the Vertex Common Stock hereunder (the “Share Cap”).  In the event the number of shares of Vertex Common Stock to be issued into the Share Escrow Account hereunder exceeds the Share Cap, then Vertex Energy shall instead pay any such additional consideration into escrow in cash.

Section 6.17       Further Assurances. From and after the date hereof, and following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required including the allocation of necessary personnel and support services, to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.18       Employment Matters.

(a)          Effective as of the Closing, Buyer agrees to make offers of employment to all persons who are employees of the Seller Parties with respect to the Business and who are identified on Section 6.18 of the Disclosure Schedules (each such employee who accepts such Buyer’s offer shall be known as a “Transferred Employee”), it being understood that Buyer’s offer of employment shall not (except if listed on such section of the Disclosure Schedule) include any person who is not a dedicated employee of the Business. Buyer’s offer of employment shall be at-will and on such continued terms of employment as are similar in all material respects to similarly situated employees of Buyer.

(b)          The Seller Parties (i) shall pay all wages of all of the employees of the Business earned or accrued through and including the Closing Date, including any bonuses and commissions earned (or earned subject only to the passage of time) and (ii) shall be responsible for, in accordance with the terms and conditions of such benefits, all employee benefits of all of its employees earned or accrued through the Closing Date, including accrued sick time, personal time, vacation, sabbaticals or disability pay.

(c)          Buyer shall use commercially reasonable efforts to (i) have any applicable eligibility period and any preexisting conditions limitations waived with respect to any health and welfare benefit plans offered to Transferred Employees, other than limitations or waiting periods that are already in effect with respect to such Transferred Employees and that have not been satisfied as of the Closing Date under any welfare plan maintained for the Transferred Employees immediately prior to the Closing Date and (ii) provide each Transferred Employee full credit for his or her prior service with the applicable Seller Party for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or nonqualified retirement or profit sharing plans created or maintained by Buyer in which the Transferred Employee may be eligible to participate and “cafeteria plans” (as defined in IRC section 125), vacation plans and similar arrangements created or maintained by Buyer in which such Transferred Employees may be eligible to participate (but no benefits shall accrue for Transferred Employees for such prior service time). Notwithstanding the foregoing, except to the extent otherwise specifically provided by applicable Law, (x) the Transferred Employees must meet the service requirements (recognizing past service credit given herein) and other eligibility criteria under Buyer’s plans and complete any enrollment documents and (y) nothing in this Agreement affects Buyer’s ability to amend or terminate Buyer’s employee benefits at any time, in its sole discretion.

(d)          No employee of the Business (including any Transferred Employee) shall be entitled to any rights of enforcement or otherwise under this Section 6.18.

Article VII
Conditions to closing

Section 7.01       Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)          The filings of Buyer and Seller Parties pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b)          No Governmental Authority shall have, under the HSR Act or otherwise, enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 7.02       Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)          Other than the representations and warranties of the Seller Parties contained in Section 4.01 and Section 4.16, the representations and warranties of the Seller Parties contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Seller Parties contained in Section 4.01 and Section 4.16 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)          Each Seller Party shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)          No Action shall have been commenced against Buyer or any Seller Party, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)          All approvals, consents and waivers that are listed on Section 4.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e)          From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, is or are reasonably likely to be expected to result in a Material Adverse Effect.

(f)           Each applicable Seller Party shall have delivered to Buyer duly executed counterparts of the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).

(g)          All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and the Seller Parties shall have delivered to Buyer written evidence, in form reasonably satisfactory to Buyer, of the release of such Encumbrances.

(h)          Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each Seller Party, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”).

(i)            Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller Party certifying that attached thereto are true and complete copies of all resolutions authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby adopted by (i) the members, managers, board of directors and general partners, as applicable, of each Seller Party, and (ii) the Vertex Energy Stockholders holding not less than a majority of the voting power in Vertex Energy (the “Vertex Energy Stockholder Approval”), and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(j)            Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller Party certifying the names and signatures of the officers of each Seller Party authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(k)          Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that no Seller Party is a foreign person within the meaning of Section 1445 of the Code duly executed by each Seller Party.

(l)           Buyer shall have received the Permits and Governmental Approvals that are listed on Section 7.02(l) of the Disclosure Schedules that are required for Buyer to own the Purchased Assets and operate the Business on and after the Closing in substantially the same manner as the Seller Parties prior to the Closing.

(m)         Buyer shall have entered into a new agreement with Bunker One on terms mutually acceptable in the reasonable judgment of each of Bunker One and Buyer.

(n)          Buyer shall have received no less than three (3) Business Days prior to the Closing: (i) original titles for each vehicle and registered piece of equipment included in the Purchased Assets, to be held in escrow by Buyer’s counsel until, and subject to the occurrence of, the Closing; and (ii) copies of titles for all vehicles subject to Equipment Leases included in the Assigned Contracts.

(o)          Each Seller Party shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03       Conditions to Obligations of Seller Parties. The obligations of the Seller Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Parent’s waiver, at or prior to the Closing, of each of the following conditions:

(a)          Other than the representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.04, the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)          Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)          No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)          Buyer shall have delivered to the Seller Parties duly executed counterparts of the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(e)          Buyer shall have delivered the Purchase Price to the Persons specified in Section 2.04 in the amounts specified in such section.

(f)           The Seller Parties shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).

(g)          The Seller Parties shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and (ii) the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(h)          Buyer shall have delivered to the Seller Parties such other documents or instruments as Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(i)           The Vertex Energy Stockholder Approval shall have been obtained.

Article VIII
Indemnification

Section 8.01       Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in (i) Section 4.01, Section 4.02, Section 4.06(c)(i), Section 4.16, Section 5.01, Section 5.02 and Section 5.04 shall survive indefinitely, and (ii) and Section 4.15 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 90 days. All covenants and agreements of the Parties contained herein shall survive the Closing for the full period of all applicable statutes of limitation (giving effect to any waiver, mitigation or extension thereof) plus 90 days or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02       Indemnification By Seller Parties. Subject to the other terms and conditions of this Article VIII, each Seller Party shall jointly and severally indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)          any inaccuracy in or breach of any of the representations or warranties of any Seller Party contained in this Agreement (subject to clause (e) below, as qualified by the corresponding section of the Disclosure Schedules), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Seller Party pursuant to this Agreement;

(c)          any Excluded Liability, including any Liability of any nature, other than any Assumed Liability, relating to any Purchased Asset to the extent existing as of the Closing Date or to the extent relating to any fact or circumstance in existence as of the Closing Date;

(d)          any Liability relating to the removal of any Encumbrance (other than Permitted Encumbrances) existing on any Purchased Asset, to the extent not terminated as of the Closing Date pursuant to Section 2.04;

(e)          any inaccuracy in or breach of any of the representations or warranties of any Seller Party contained in this Agreement relating in any way to operations [****];

(f)           the [****] Remediation Amount, to the extent that the actual such amount exceeds the amount of the estimate thereof used for the purposes of determining Closing Working Capital; or

(g)          any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of any Seller Party or any of their respective Affiliates (other than the Purchased Assets or Assumed Liabilities) to the extent conducted, existing or arising on or prior to the Closing Date.

Section 8.03       Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each Seller Party and its respective Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, such Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)          any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c)          any Assumed Liability.

Section 8.04       Certain Limitations. The indemnification obligations provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)          The Seller Parties shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds Five Hundred Thousand and 00/100 dollars ($500,000) (the “Basket”), in which event the Seller Parties shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which the Seller Parties shall be liable pursuant to Section 8.02(a) shall not exceed 15% of the Purchase Price (the “Cap”); provided, however, except in the event of Fraud, in no event shall the aggregate liability of the Seller Parties for all indemnification obligations hereunder exceed the amount of the Purchase Price.

(b)          Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

(c)          Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01, Section 4.02, Section 4.06(c)(i), Section 4.15, Section 4.16, Section 5.01, Section 5.02, Section 5.04 and Section 5.05.

(d)          Solely for purposes of calculating the amount of Losses under this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(e)          The amount of any indemnity obligation of any Indemnifying Party to the Indemnified Parties provided in this Agreement shall be computed net of any insurance proceeds actually received by an Indemnified Party (net of any deductible amounts, increases in premiums and costs and expenses incurred with respect to such insurance claims) in connection with or as a result of any claim giving rise to an indemnification claim hereunder. If the indemnity amount is paid to the Indemnified Parties by any Indemnifying Party prior to the Indemnified Party’s actual receipt of insurance proceeds related thereto, the Indemnified Party shall, if permissible by the terms of the applicable policy, assign its right to such insurance and allow the Indemnifying Party to pursue collection of such insurance proceeds or, if such payment has been made by any of the Indemnifying Parties, and an Indemnified Party subsequently receives such insurance proceeds, then the Indemnified Party shall promptly pay to the Indemnifying Party (or its designee) the amount of such insurance proceeds subsequently received (net of all related costs, expenses and other Losses), but not more, in the aggregate, than the indemnity amount paid by the Indemnifying Party. Notwithstanding the foregoing, no Indemnified Party shall be required to (i) pursue such insurance prior to seeking indemnification under this Article VIII or (ii) commence litigation to recover proceeds under such insurance policies if it is unreasonable to do so.

(f)           The amount of any indemnity provided in this Agreement shall be reduced (but not below zero) by the amount of any reduction in Taxes actually paid or payable by any Indemnified Party during the Tax year of the applicable Loss (with respect to such Loss) as a result of the matter giving rise to such indemnity claim.

Section 8.05       Indemnification Procedures. The Party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a)          Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller Party, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification (to the extent such Third Party claim involves a matter for which indemnification is available hereunder) for any and all Losses based upon, arising from or relating to such Third Party Claim. The Seller Parties and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.05) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending Party, management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)          Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)          Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06       Payments. Once a Loss is agreed to by the Indemnifying Party or is finally adjudicated to be payable pursuant to this Article VIII (but subject to the limitations contained in Article VIII), the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication (i) through release of a portion of the Share Escrow Amount, and (ii) second, if the Escrow Amount has been previously distributed or is not otherwise sufficient, by wire transfer of immediately available funds from the applicable Indemnifying Party. The Parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to six percent (6%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed. For all purposes of this Section 8.06 (including in connection with the payment or satisfaction of any indemnification of the Buyer Indemnitees for such Losses set forth in Section 8.02 of this Agreement), to the extent such shares of Vertex Common Stock and not cash are used by the Seller Parties to satisfy any indemnity claims for Losses under Section 8.02 of this Agreement of the Buyer Indemnitees hereunder, the per share value of the Vertex Common Stock deposited as part of the Escrow Amount shall be equal to the Escrow Reference Price so that each share of Vertex Common Stock used to satisfy any indemnity claims of the Buyer Indemnitees shall represent a dollar value equal to the Escrow Reference Price.

Section 8.07       Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08       Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.09       Exclusive Remedies. Subject to Section 6.06 and Section 10.11, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party’s fraudulent, criminal or intentional misconduct.

Article IX
Termination

Section 9.01       Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of Parent and Buyer;

(b)           by Buyer by written notice to Parent if:

(i)            Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Seller Party pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by the applicable Seller Party within ten (10) days of Parent’s receipt of written notice of such breach from Buyer; or

(ii)           any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2021 (the “Outside Date”) unless such failure shall be principally due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; provided, however, that if, on the Outside Date, all of the conditions set forth in Article VII other than the conditions set forth in Section 7.01(a), Section 7.01(b), or Section 7.03(i) shall have been satisfied or waived, then either Buyer or the Seller Parties shall have the right to extend the Outside Date by up to an additional ninety (90) calendar days;

(c)          by Parent by written notice to Buyer if:

(i)            no Seller Party is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of such breach from Parent;

(ii)           any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date unless such failure shall be principally due to the failure of any Seller Party to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)          by Buyer or Parent in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02       Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto except:

(a)          as set forth in this Article IX, Section 6.05 and Article X (including, without limitation, Section 10.11) hereof; and

(b)          in the event that this Agreement is terminated as a result of a failure to satisfy the conditions set forth in Section 7.02(i) and Section 7.03(i) because the Vertex Stockholders shall not have provided the Vertex Energy Stockholder Approval, the Seller Parties shall pay Buyer an amount equal to all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants) incurred by Buyer in connection with the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated herein.

(c)          that nothing herein shall relieve any Party hereto from liability for any willful or intentional breach of or non-compliance with any provision hereof.

Article X
Miscellaneous

Section 10.01   Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that: (i) the Seller Parties shall pay all amounts payable to Houlihan Lokey; and (ii) Parent and Buyer shall split equally all filing fees payable in connection with all required HSR Act submissions.

Section 10.02   Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.02):

If to any Seller Party:	Vertex Energy Operating, LLC 1331 Gemini Street, Suite 250 Houston, TX 77058 Facsimile: (281) 486-0217 E-mail: benc@vertexenergy.com Attention: Benjamin P. Cowart, Chief Executive Officer

with a copy to:	Ruddy Gregory PLLC 44 Cook Street, Suite 640 Denver, CO 80206 Facsimile: 303-265-9046 E-mail: jgregory@ruddylaw.com Attention: James P. Gregory, Esq.
If to Buyer:	42 Longwater Drive P.O. Box 9149 Norwell, MA 02061-9149 Facsimile: (781) 792-5900 E-mail: weberb@cleanharbors.com and mcdonaldm@cleanharbors.com Attention: Brian Weber and Michael McDonald, Esq.
with a copy to:

Davis, Malm & D’Agostine, P.C.

One Boston Place, 37th Floor

Boston, MA 02108

Facsimile: (617) 305-3103

E-mail: cmalm@davismalm.com and

djanis@davismalm.com

Attention: C. Michael Malm, Esq. and Daniel T. Janis, Esq.

Section 10.03   Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) the singular shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. Any matter or item disclosed on one section of the Disclosure Schedules shall be deemed to have been disclosed on each other section of the Disclosure Schedules to the extent it is reasonably clear on the face of such disclosure that such disclosed information is applicable thereto. The Seller Parties may include in the Disclosure Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. No disclosure on the Disclosure Schedules relating to a possible breach or violation of any Contract or Law shall be construed as an admission or indication that a breach or violation exists or has actually occurred. Any capitalized terms used in any Disclosure Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. The Seller Parties may make the following updates to the Disclosure Schedules prior to the Closing: (i) updates to inventory and equipment schedules reflecting changes to such items occurring in the ordinary course between the date of this Agreement and the Closing, to the extent not resulting in any material change, in the aggregate, to the Purchased Assets; and (ii) any other updates consented to in writing by Buyer, in Buyer’s sole and absolute discretion, it being acknowledged and agreed that, in the event that Buyer does not so consent to any such update proposed by the Seller Parties, the Disclosure Schedules shall not be updated to reflect such proposed update and shall remain in full force and effect in the form existing as of the date of this Agreement.

Section 10.04   Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05   Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.06(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06   Entire Agreement. This Agreement and the other Transaction Documents (along with the Confidentiality Agreement entered into by Clean Harbors, Inc. (Buyer’s Affiliate) and Parent as of February 19, 2021) constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07   Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of any Seller Party, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No such assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 10.08   No Third-Party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09   Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10   Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)          This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)          ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE OR THE COURTS OF THE STATE OF DELAWARE LOCATED IN THE CITY OF WILMINGTON, COUNTY OF NEW CASTLE AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND AGREES TO ACCEPT SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN WHICH SHALL BE EFFECTIVE SERVICE OF PROCESS

FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11   Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity, provided, however, that in the event that: (i) Buyer terminates this Agreement pursuant to Section 9.01(b)(ii) as a result of a breach by the Seller Parties of Section 6.03, whether such breach results from a determination by Vertex Energy’s board of directors that, in order to fulfill its fiduciary obligations, an Acquisition Proposal must be considered, or otherwise; (ii) Buyer terminates this Agreement pursuant to Section 9.01(b)(ii) as a result of the consideration of an Acquisition Proposal in compliance with Section 6.03 and the Seller Parties subsequently fail to satisfy the condition set forth in Section 7.02(i); or (iii) the Seller Parties refuse to consummate the transactions contemplated herein as a result of the determination by Vertex Energy’s board of directors described in the foregoing clause (i), then, in each such case, the Seller Parties shall pay Buyer a fee in the amount of $3,000,000 (the “Break-Fee”) less any amounts paid with respect to Section 9.02(b), which Break-Fee shall be the sole and exclusive remedy of Buyer against the Seller Parties for any loss suffered as a result of such breach or failure to consummate, and upon payment of such amount, no Seller Party shall have any further liability or obligation relating to or arising out of such breach.

Section 10.12   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER PARTIES:

VERTEX ENERGY, INC.

By:	/s/ Benjamin P. Cowart
Name: Benjamin P. Cowart
Title: President and Chief Executive Officer

VERTEX ENERGY OPERATING, LLC

By:	/s/ Benjamin P. Cowart
Name: Benjamin P. Cowart
Title: President and Chief Executive Officer

VERTEX REFINING LA, LLC

By:	/s/ Benjamin P. Cowart
Name: Benjamin P. Cowart
Title: President and Chief Executive Officer

VERTEX REFINING OH, LLC

By:	/s/ Benjamin P. Cowart
Name: Benjamin P. Cowart
Title: President and Chief Executive Officer

CEDAR MARINE TERMINALS, L.P.
By: Vertex II GP, LLC
Its: General Partner

By:	/s/ Benjamin P. Cowart
Name: Benjamin P. Cowart
Title: President and Chief Executive Officer

H & H OIL, L.P.
By: Vertex Recovery LP, its general partner
By: Vertex II GP, LLC, its general partner
By: Vertex Energy Operating LLC, its Managing Member

By:	/s/ Benjamin P. Cowart
Name: Benjamin P. Cowart
Title: President and Chief Executive Officer

VERTEX RECOVERY, L.P.
By: Vertex II GP, LLC, its general partner
By: Vertex Energy Operating LLC, its Managing Member

By:	/s/ Benjamin P. Cowart
Name: Benjamin P. Cowart
Title: President and Chief Executive Officer

BUYER:

SAFETY-KLEEN SYSTEMS, INC.

By:	/s/ Eric W. Gerstenberg
Name: Eric W. Gerstenberg
Title: President

Exhibit A – Form of Bill of Sale

Exhibit B– Form of Assignment and Assumption Agreement

Exhibit C – Accounting Principles

Exhibit D – Form of Escrow Agreement

Exhibit E – Form of Confirmation of Accredited Investor Status and Investor Representations Agreement